Exhibit 10.2

ASSET PURCHASE AND SALE AGREEMENT

dated March 30, 2010

by and among

STONEMOR OPERATING LLC, PLYMOUTH WAREHOUSE FACILITIES LLC,

SCI FUNERAL SERVICES, LLC, SCI MICHIGAN FUNERAL SERVICES, INC.,

HILLCREST MEMORIAL COMPANY, SUNRISE MEMORIAL GARDENS CEMETERY, INC., FLINT MEMORIAL PARK ASSOCIATION, STONEMOR MICHIGAN LLC

AND STONEMOR MICHIGAN SUBSIDIARY LLC

i

ii

iii

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (“Agreement”) dated this 30th day of March, 2010, is made by and among STONEMOR OPERATING LLC, a Delaware limited liability company (“StoneMor LLC”), PLYMOUTH WAREHOUSE FACILITIES LLC, a Delaware limited liability company (“Plymouth,” and individually and collectively with StoneMor LLC, “Buyer”), SCI FUNERAL SERVICES, LLC, an Iowa limited liability company (“Parent”), SCI MICHIGAN FUNERAL SERVICES, INC., a Michigan corporation (“SCI Michigan” and together with Parent, “Seller”), and solely for purposes of Section 5.17 herein, HILLCREST MEMORIAL COMPANY, a Delaware corporation (“Hillcrest”), SUNRISE MEMORIAL GARDENS CEMETERY, Inc., a Michigan corporation (“Sunrise”), FLINT MEMORIAL PARK ASSOCIATION, a Michigan corporation (“Flint”), StoneMor Michigan LLC, a Michigan limited liability company (“StoneMor Michigan”), and StoneMor Michigan Subsidiary LLC, a Michigan limited liability company (“StoneMor Subsidiary”).

W I T N E S S E T H:

WHEREAS, SCI Michigan owns and operates the warehouse facility under the name of “Christian Memorial Warehouse” consisting of approximately 74,913 square feet of floor area (the “Business”) located at 350 South Mill Street, Plymouth, Wayne County, Michigan 48170 comprising approximately 5.02 acres (the “Location”);

WHEREAS, the Seller, StoneMor LLC, StoneMor Michigan, StoneMor Subsidiary (StoneMor LLC, StoneMor Michigan and StoneMor Subsidiary are collectively referred to as the “Michigan Buyers”), Hillcrest, Sunrise, Flint, and Christian Memorial Cultural Center, Inc., a Michigan corporation (“Christian” and together with Hillcrest, Sunrise and Flint, the “Michigan Sellers”), have entered into an Asset Purchase and Sale Agreement of even date herewith which contemplates the sale of certain assets of the Michigan Sellers to the Michigan Buyers (the “Michigan Asset Purchase and Sale Agreement”);

WHEREAS, in connection with the transactions contemplated by the Michigan Asset Purchase and Sale Agreement, the parties desire to provide for the purchase, sale and transfer of the Business, including certain of the personal property located at, used in connection with, or arising out of, such Business, together with the real estate utilized in the Business, in exchange for cash and other consideration, upon the terms and subject to the conditions herein set forth; and

WHEREAS, this Agreement sets forth the terms and conditions to which the parties have agreed;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

Purchase and Sale

Section 1.1 Transfer of Acquired Assets. Subject to the terms and conditions of this Agreement, and except as provided in Section 1.2, Seller does hereby agree to sell, transfer, convey, assign and deliver to Buyer, and Buyer does hereby agree to purchase and accept from Seller free and clear of all Liens and Liabilities (other than the Assumed Liabilities (as defined below)), all right, title and interest to the following property and rights located at, used in connection with, arising out of or relating to the Business (collectively, the “Acquired Assets”):

(a) The real property used in the operation of the Business as specifically described in the commitment for title insurance received from Land Services USA, Inc. (the “Title Company”), together with all buildings, structures, improvements, fixtures, easements, benefits and rights and appurtenances benefiting, belonging or pertaining thereto, (the “Real Property”);

(b) All furniture, equipment, tools, supplies and other tangible personal property owned or used by Seller exclusively or primarily in the operation of the Business as of the date hereof or acquired between the date hereof and the Effective Time, including, without limitation, those items listed on Schedule 2 to this Agreement;

(c) All vehicles listed on Schedule 3 to this Agreement;

(d) All caskets, including related pillow sets and interiors, supplies and other merchandise inventory of the Business (“Inventory”), including, without limitation, the items stored for customers of the Business, plus or minus any changes to such Inventory which result from the ordinary course of operation of the Business, consistent with past practices, subsequent to the date(s) of such listing(s) and until the Effective Time (and specifically limited to the rights permitted by or provided under applicable Laws with regard to merchandise designated as being “stored” for customers under Pre-/At-Need Contracts), and all Services in Progress (as hereinafter defined);

(e) All benefits, rights and entitlements of or relating to the Business under and in all contracts, agreements, leases, licenses and commitments listed on Schedule 5 to this Agreement (“Business Contracts”);

(f) All benefits, rights and entitlements under any leases for any real property at the Location or otherwise exclusively or primarily related to the Business (whether Seller is lessee or lessor thereunder) (“Real Property Leases” and, together with the Business Contracts, the “Assumed Contracts”), including, without limitation, those listed on Schedule 5 to this Agreement, together with any security deposits held or paid on account of any of the Real Property Leases;

(g) All of the Permits of the Seller necessary for the ownership, operation, maintenance or presently planned expansion (by Seller) of the Business, to the extent transferable;

(h) All utility and other deposits previously paid to and/or held by third parties in connection with the operation of the Business as of the Effective Time;

(i) All of the Seller’s rights and incidents of interest in and to causes of action, suits, proceedings, judgments, claims and demands of any nature, whenever maturing or asserted, relating to or arising directly or indirectly out of any of the Acquired Assets or the Business; and

(j) All goodwill associated with the Business, together with all lists of present or former customers of the Business, all business books, documents, records, files, databases and reports relating to the Acquired Assets and reasonably necessary for Buyer to continue the Business (collectively, “Seller Records”) (whether or not the Seller Records are physically located at any of the Locations), the wired telephone numbers and listings for the Business, and all Intellectual Property owned and/or used by the Seller exclusively or primarily in connection with the Business (“Business Intellectual Property”), including, without limitation, all right, title and interest in and the right to use the trademarks, service marks and trade names for the Location as listed on Exhibit A hereto. All Seller Records not physically located at the Location shall be copied and, at the election of Buyer, either delivered in person to a representative of Buyer at the location where such Seller Records are held on the Closing Date (as defined below) or shipped to Buyer by Seller at Buyer’s expense by such delivery service selected by Buyer. All requests and other communications from Buyer to Seller regarding Seller Records, either before or after the Closing (as defined below), shall be directed to Michael Lehmann, Service Corporation International, 1929 Allen Parkway, Houston, Texas 77019, fax: (713) 525-7372 and Michael.Lehmann@sci-us.com.

Except as specifically provided in Section 1.2, it is intended that the assets, properties and rights of the Business to be sold to Buyer pursuant to this Agreement shall include all of the assets, properties and rights reflected in the Schedules relating to the subsections of Section 1.1, other than those assets, properties and rights that may have been disposed of in the ordinary course of business prior to the Effective Time, but including all similar assets, properties and rights of the Business that may have been acquired in the ordinary course of business since the dates of the listings in the Schedules relating to the subsections of Section 1.1 until the Effective Time.

Section 1.2 Excluded Assets. Seller shall not transfer, convey or assign to Buyer, and Buyer shall not purchase, the following assets (collectively, the “Excluded Assets”): (a) non-preneed related cash and cash equivalents, (b) computer software and information and similar rights (provided, however, that none of the Seller Records shall be deemed to be an Excluded Asset, whether or not contained or stored in or on the hard drive of any computers or on any computer system or server, disk or any other electronic media), (c) corporate records, minutes and records of shareholders’ and directors’ meetings of Seller, (d) those items specifically identified in Schedule 2 as being subject to a corporate lease or otherwise excluded from the sale of the Acquired Assets, and (e) all other assets of Seller which are not used exclusively or primarily in the ownership, operation or maintenance of the Business and which are not necessary to the continued operation of the Business in a manner consistent with the Seller’s past practices, including training, promotional materials, procedure and policy manuals.

Section 1.3 Consideration for Acquired Assets Payable at the Closing. On the terms and subject to the conditions of this Agreement, Buyer, in consideration for the transfer and delivery to it of the Acquired Assets as herein provided, will, in addition to the assumption of liabilities set forth in Section 1.5(a) below, pay to Seller at the Closing (as defined below) the sum of Five Hundred Thousand Dollars ($500,000) (the “Closing Purchase Price”), which will be deemed part of, and included in, the $14,000,000 consideration paid in connection with the Michigan Asset Purchase and Sale Agreement, and which will be paid in accordance with the terms of the Michigan Asset Purchase and Sale Agreement.

Section 1.4 Intentionally Omitted.

Section 1.5 Liabilities.

(a) Assumed Liabilities. From and after the Effective Time, Buyer agrees to assume and perform the liabilities and obligations of the Business (“Assumed Liabilities”) under and pursuant to the terms and conditions of any Assumed Contract, but only to the extent such obligations arise, accrue or first become due after the Effective Time under the terms of the Assumed Contracts; provided, however, that Buyer will not assume or be responsible for any such liabilities or obligations which arise from any breach or default by Seller under any Assumed Contract that occurs prior to the Effective Time or that arises out of or relates to events or circumstances that occur or exist prior to the Effective Time, all of which liabilities and obligations will constitute Retained Liabilities (as defined herein). Notwithstanding anything to the contrary contained in this Agreement or any document delivered in connection herewith, Buyer’s obligations in respect of the Assumed Liabilities will not extend beyond the extent to which Seller were obligated in respect thereof and will be subject to Buyer’s right to contest in good faith the nature and extent of any liability or obligation (but such right to contest shall not affect Buyer’s indemnification responsibilities under Section 8.4(a)(iii)).

(b) Retained Liabilities. Except as provided in Section 1.5(a) hereof, Seller will retain, and Buyer will not assume or be responsible or liable with respect to, any Liabilities of the Business that precede the Effective Time (except as specifically provided in subclause (vi) of this Section 1.5(b)), whether or not arising out of or relating to the conduct of Seller or associated with or arising from any of the Acquired Assets, whether fixed or contingent or known or unknown (collectively, the “Retained Liabilities”), including, without limitation, the following:

(i) Liabilities relating to any Excluded Asset irrespective of whether such liability relates to the period before or after Closing;

(ii) Liabilities of Seller that constitute trade payables;

(iii) Liabilities of Seller arising under or relating to any Assumed Contract to the extent such Liabilities relate to periods prior to the Effective Time or arise from any breach or default by Seller (or any of its Affiliates) under any Assumed Contract that occurs prior to the Effective Time or that arises out of or relates to events or circumstances that occur or exist prior to the Effective Time;

(iv) Liabilities of Seller arising under or relating to any Contract other than an Assumed Contract;

(v) Liabilities with respect to (A) any Employee Plan maintained, sponsored, contributed to or participated in by Seller or any of its Affiliates for the benefit of or relating to any current or former employee of the Business (“Seller Employee Plan”) and the amendment to or the termination of any Seller Employee Plan, or (B) any person at any time employed by Seller or any of its Affiliates (including, without limitation, any such person who fails to accept an offer of employment by Buyer or any of its Affiliates), and any such person’s spouse, children, other dependents or beneficiaries, with respect to any such person’s employment or termination of employment by Seller or any of its Affiliates including, without limitation, claims arising under health, medical, dental, disability or other benefit plan for products, supplies or services provided or rendered prior to the Effective Time;

(vi) Liabilities of Seller based, in whole or in part, on violations of Law or environmental conditions occurring or existing prior to the Closing and arising out of or relating to Environmental Requirements, except to the extent that such Liabilities are identified in the Environmental Reports;

(vii) Except as otherwise specifically provided in this Agreement, all Liabilities of Seller for any Tax for (A) operations of the Business prior to the Effective Time; (B) the transfer of the Acquired Assets; and

(viii) Liabilities of Seller arising out of or relating to any Proceeding to which Seller is a party on the date of this Agreement and relating to the Business or any of the matters referenced on Schedule 10.

Section 1.6 Intentionally omitted.

Section 1.7 Prorations; Services in Progress; Transaction Taxes.

(a) Seller shall be responsible for all Taxes arising as a result of the operation of the Business or ownership of the Acquired Assets prior to the Effective Time. At Closing, all real and personal property Taxes shall be prorated between Seller on the one hand and Buyer on the other hand on a per diem basis.

(b) The parties shall cooperate in transferring from the Seller, to Buyer all water, electrical, gas and other utility services provided to or benefiting the Real Property, and as and to whatever extent billings are received by any party relating to services utilized both before the Effective Time (for which Seller shall be jointly and severally responsible) and after the Effective Time (for which Buyer shall be responsible), the parties will cooperate to make appropriate adjustments and reimbursements between them to accomplish the proper allocation of such billings.

(c) Except as set forth in Sections 1.7(d) and (e) below, Seller shall be responsible, jointly and severally, for the timely payment of, and shall indemnify and hold harmless Buyer against, all sales, use, value added, documentary, stamp, gross receipts, registration, transfer (including, without limitation, real estate), conveyance, excise and other similar Taxes and fees (collectively, “Transfer Taxes”) arising out of or in connection with or attributable to (i) the transfer of the Acquired Assets and (ii) the transactions contemplated by this Agreement. Seller shall prepare and timely file all Tax Returns required to be filed in respect of such Transfer Taxes. Seller shall be responsible, jointly and severally, for filing all required notices related to bulk sales laws and shall indemnify and hold harmless Buyer against all Taxes or other Losses that Buyer becomes liable for as a result of the Seller’s failure to file any applicable bulk sales notices or pay any of its Taxes.

(d) The parties shall share in the payment of any recording and other similar fees arising out of or in connection with or attributable to the transactions contemplated by this Agreement in accordance with the normal practices in Michigan; provided, however, that Seller shall pay for the recording of the release of any Lien (other than Permitted Encumbrances) with respect to any Acquired Asset.

(e) Buyer shall be responsible for the timely payment of, and shall indemnify and hold harmless Seller against, all Transfer Taxes arising out of or in connection with or attributable to the transfer of the vehicles listed on Schedule 3 to this Agreement. Buyer shall prepare and timely file all Tax Returns required to be filed in respect of such Transfer Taxes.

Section 1.8 Allocation of Closing Purchase Price.

(a) On or prior to the Closing Date, Buyer and Seller shall mutually agree upon a written statement (the “Statement of Allocation”) setting forth an allocation of the Closing Purchase Price (“Purchase Price Allocation”) (which for such purpose shall be increased by the amount of the liabilities assumed by Buyer). The Statement of Allocation shall include an allocation of the portion of the Closing Purchase Price paid by or on behalf of Plymouth (“Purchased Acquired Assets Allocation”) among each of the respective categories of Acquired Assets that are purchased. Buyer and Seller agree that each of the allocations required to be prepared pursuant to this Section 1.8 shall be prepared in accordance with the provisions of Section 1060 of the Code, the Treasury Regulations promulgated thereunder and any similar provisions of state, local or foreign law, as applicable.

(b) All federal, state, local, and foreign income Tax Returns of Seller and Buyer shall be filed consistently with the information set forth on the Statement of Allocation. Moreover, Seller and Buyer further agree to file IRS Form 8594 (and any corresponding form required to be filed by a state or local Taxing Authority) in a manner that is consistent with the Purchased Acquired Assets Allocation. Seller and Buyer agree to promptly provide each other with any information necessary to complete such Tax Returns and IRS Form 8594 (and any corresponding form required to be filed by a state or local Taxing Authority). Seller and

Buyer shall not take any position on a Tax Return, tax proceeding or audit that is inconsistent with any information set forth on the Statement of Allocation.

Section 1.9 Effective Time. The Effective Time of the transfer of the Acquired Assets shall be 11:59 p.m. on the Closing Date.

ARTICLE II

Closing

Section 2.1 Closing. The closing of the transaction provided for in this Agreement (the “Closing”) shall take place at the offices of Buyer’s counsel, Blank Rome LLP, One Logan Square, Philadelphia, PA 19103, on March 30, 2010 (the “Closing Date”), or at such other location, time and date as the parties shall mutually agree. In the event of any postponement thereof, all references in this Agreement to the Closing Date shall be deemed to refer to the time and to the date to which the Closing Date shall have been so postponed as herein provided.

Section 2.2 Instruments of Conveyance and Transfer. At the Closing, Seller shall deliver to Buyer such special warranty deeds, bills of sale, endorsements, assignments, title affidavits and other documents reasonably requested by the Title Company (as referenced in Section 5.5), and such other instruments of transfer, conveyance and assignment as may be reasonably requested by Buyer, in forms reasonably satisfactory to Buyer, in order to more fully vest in Buyer good and marketable title to the Acquired Assets. Seller shall take all such steps as may be reasonably requested by Buyer to put Buyer in actual possession and control of the Acquired Assets and the Business as of the Closing.

ARTICLE III

Representations and Warranties by Seller

Seller, jointly and severally, hereby represents and warrants to Buyer, both as of the date hereof and as of the Effective Time, as follows:

Section 3.1 Organization; Standing; Authorization; Capacity. Each of Seller is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its state of formation as designated in the introductory paragraph of this agreement, with all requisite power and authority to own the Acquired Assets and to conduct the Business as it is now being conducted and is presently proposed (by Seller) to be conducted. Each of Seller is duly qualified to conduct business and is in good standing in each jurisdiction in which the nature of its business or location of its properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement by each of Seller has been duly and effectively authorized by all necessary action on the part of Seller, including authorization by the board of directors or board of managers, as applicable, of each of Seller, and no further action or Consent is required in connection with such execution, delivery and performance of this Agreement by Seller. This Agreement has been duly executed and delivered by Seller, and constitutes the valid and binding obligation of each of Seller, enforceable against Seller in accordance with its terms.

Section 3.2 Financial Statements. The unaudited income and expense statements for the Business for the twelve month period ending December 31, 2008 and the six month period ending June 30, 2009 (collectively, the “Financial Statements”), copies of which are attached hereto as Schedule 4, accurately reflect in all material respects the income and expenses of such Locations for the periods covered.

Section 3.3 Tax Matters.

(a) (i) Each of Seller has properly and timely filed all Tax Returns required to be filed by it; (ii) each of Seller has paid all Taxes required to be paid by it (whether or not shown on a Tax Return); and (iii) there are no encumbrances for Taxes on the Acquired Assets other than for Taxes not yet due and payable.

(b) Each of Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor,

creditor, shareholder or other person for all periods for which the statutory period of limitations for the assessment of such Tax has not yet expired and all IRS Forms W-2 and 1099 (and other applicable forms required to be filed by a state or local Taxing Authority) required with respect thereto have been properly completed and timely filed.

(c) Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Code.

Section 3.4 No Violation. Neither the execution and delivery of this Agreement by the Seller nor the performance of their respective obligations hereunder or thereunder will, subject to receipt of all Required Consents, (a) violate, conflict with or result in a breach of any Law, (b) violate, conflict with or result in a breach or termination of, or otherwise give any contracting party additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any organizational documents (i.e., charter, bylaws, operating agreement, partnership agreement or similar document), any note, deed, lease, instrument, permit, security agreement, mortgage, commitment, contract, agreement, order, judgment, decree, license or other instrument or agreement, whether written or oral, express or implied, including, without limitation, the Assumed Contracts, to which Seller is a party or by which any of the Acquired Assets or the Business is bound, or (c) result in the creation or imposition of any Liens with respect to the Acquired Assets or the Business.

Section 3.5 Status of Acquired Assets.

(a) Title to Acquired Assets. Seller has fee simple title to the Real Property and good and marketable title to all of the Acquired Assets, subject to no Liens, except for Permitted Encumbrances and as otherwise disclosed in Schedules 1 or 5. At the Closing, Buyer will acquire fee simple title to the Real Property and good and marketable title to all of the Acquired Assets, in each case free and clear of any and all Liens except Permitted Encumbrances. Other than as disclosed in Schedule 1, Seller has not entered into any Contract granting rights to third parties in any real or personal property of Seller included in the Acquired Assets, and no Person has any right to possession or occupancy of any of the Acquired Assets.

(b) Condition of Acquired Assets. The Real Property and the tangible Acquired Assets that are reasonably necessary for the operation of the Business are in operating condition and reasonable repair (subject to normal wear and tear) and are sufficient to permit Buyer to conduct the Business as presently conducted.

Section 3.6 Improvements. To the Knowledge of Seller, no municipal or other governmental improvements affecting the Real Property are in the course of construction or installation, and no such improvement has been ordered to be made; and any municipal or other governmental improvements affecting the Real Property which have been constructed or installed have been paid for and will not hereafter be assessed (except with respect to any currently recorded assessments which are to become due after the Closing), and all assessments heretofore made have been paid in full, other than any recorded assessments which are to become due after the Closing; and Seller has not entered into any private contractual obligations relating to the installation of or connection to any sanitary sewers, storm sewers or any other improvements.

Section 3.7 Real Property Approvals. To the Knowledge of Seller, all permanent certificates of occupancy and all other licenses, permits, authorizations, consents, certificates and approvals required by all Governmental Authorities having jurisdiction and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions), if applicable, have been issued for the Real Property, have been paid for, and are in full force and effect.

Section 3.8 Zoning. Except as disclosed on the letters delivered by the zoning code enforcement officers for the municipalities where the Real Property is located, Seller has not received notice from any Governmental Authority that: (i) any parcel of the Real Property is not in compliance with current zoning and use classifications under the respective municipal zoning ordinance governing such Real Property; and (ii) the current construction, operation and use of the buildings and other improvements constituting the Real Property violate any zoning, subdivision, building or similar law, ordinance, order, regulation or recorded plat or any certificate of occupancy issued for the Real Property.

Section 3.9 No Violations Relating to Real Property. No portion of the Real Property, and no current use of the Real Property, is in violation of any applicable Law, except where such violation would not have a Material Adverse Effect. Seller has not received notice of any presently outstanding and uncured violations of any building, housing, safety or fire ordinances with respect to the Real Property.

Section 3.10 Real Estate Taxes. Seller has not received notice of any proceeding pending for the adjustment of the assessed valuation of all or any portion of the Real Property. To the Knowledge of Seller, there is no abatement, reduction or deferral in effect with respect to all or any portion of the real estate Taxes or assessments applicable to the Real Property.

Section 3.11 Eminent Domain. Seller has not received any notice of any condemnation proceeding or other proceedings in the nature of eminent domain (“Taking”) in connection with the Real Property and, to the Knowledge of Seller, no Taking has been threatened.

Section 3.12 Inventory. Seller has good and marketable title to the Inventory free and clear of any and all Liens (other than a customer’s rights in items being stored for such customer). The Inventory does not consist of any material amount of items that are obsolete or damaged or items held on consignment. Seller has not acquired or committed to acquire or produce Inventory for sale which is not of a quality usable in the ordinary course of business within a reasonable period of time and consistent with past practice.

Section 3.13 Litigation. No Proceeding before any Governmental Authority, mediator or arbitrator is pending or, to the Knowledge of Seller, threatened, involving Seller wherein a judgment, decree, order, settlement or other resolution would have a Material Adverse Effect, or which would prevent the carrying out of this Agreement, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, or require Buyer to divest itself of any of the

Acquired Assets or the Business. To the Knowledge of Seller, no facts or circumstances or other events have occurred that can reasonably be expected to give rise to any such Proceeding.

Section 3.14 Court Orders and Decrees. There is not outstanding or, to the Knowledge of Seller, threatened any order, writ, injunction or decree of any Governmental Authority, mediator or arbitrator against or affecting Seller, relating to any of the Acquired Assets or the Business.

Section 3.15 Trade Names. The Location names set forth on Exhibit A constitute the only trade names held for use or used by the Seller in connection with the Business and, other than such trade names, there are no Trademarks that are material to the Business. Seller has the legal right to use such the Location names set forth on Exhibit A, as used by Seller in connection with the Business, without the Consent of any other Person.

Section 3.16 Contracts. Except for the Assumed Contracts (copies of which have been delivered to Buyer), neither Seller, nor any Affiliate of Seller, is a party to or bound by any material Contract relating to the Acquired Assets or the Business. All of the Assumed Contracts are in full force and effect, and there exists no default or breach thereunder by Seller or, to the Knowledge of Seller, any other party thereto. Seller has not received any notice (written or oral) indicating the intention of any party to any Assumed Contract to amend, modify, rescind or terminate such Assumed Contract. All of the Assumed Contracts are in full force and effect and are enforceable against the Seller and any of its Affiliates that is a party thereto and, to the Knowledge of Seller, against all other parties thereto in accordance with their terms and applicable Laws.

Section 3.17 Licenses and Permits. Seller holds all of the Permits required to own, operate and maintain the Business under any applicable Law as currently conducted or proposed (by Seller) to be conducted (“Existing Permits”), and all Existing Permits are, and as of immediately prior to the Closing will be, in full force and effect. To the Knowledge of Seller, there are no material restrictions on Buyer’s ability to replace or renew any of the Existing Permits. Each of Seller is in compliance with all Existing Permits, except where the failure to be in compliance would not have a Material Adverse Effect.

Section 3.18 Consents. Each of Seller has, or will have prior to the Closing, obtained, satisfied or made all Consents (the “Required Consents”) that are required to be obtained, satisfied or made pursuant to any Laws, Permits, Assumed Contracts or other agreements by which Seller, or any of their properties or business assets, including, without limitation, the Acquired Assets, are bound in connection with (a) the execution and delivery of this Agreement by Seller, or (b) the sale and transfer to Buyer of the Acquired Assets, including, without limitation, the Assumed Contracts and, if transferable to Buyer under applicable Law, the Existing Permits.

Section 3.19 Compliance with Laws. The Business presently is conducted, and the Acquired Assets and their respective uses are, in compliance with all Laws applicable to them, except where the failure to so comply would not have a Material Adverse Effect. Seller has not received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to, or which could result in a Material Adverse Effect.

Section 3.20 OSHA or ADA. There is no Proceeding pending with respect to Seller, and, to the Knowledge of Seller, no charge or claim has been made against Seller that has not been dismissed, discharged or otherwise fully resolved, under the Occupational Safety and Health Act (“OSHA”) or the Americans with Disabilities Act (“ADA”) pertaining to the facilities and operations of the Business.

Section 3.21 Labor Relations. Seller is not a party to any collective bargaining or union Contract, and Seller is not aware of any current union organization effort with respect to employees of the Business. There are no pending or unresolved unfair labor practice complaints from or with respect to any employees of the Business. Since December 31, 2008, Seller has not received any written notice of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of the Business. Since December 31, 2008, Seller has not had an “employment loss” within the meaning of the WARN Act or any similar Law.

Section 3.22 Employees and Independent Contractors. Schedule 6 sets forth a list of all employees of the Business, together with (a) their titles or responsibilities, (b) their annual salaries or wages, (c) their dates of hire, (d) any employment or severance agreements with them, and (e) any outstanding loans or advances made to them. Except as limited by any employment Contracts listed in Schedules 5 and 6 and except for any limitations of general application which may be imposed under applicable employment Laws, Seller has the right to terminate the employment of each employee of the Business at will and without incurring any penalty or liability other than Retained Liabilities. Each of Seller is in compliance with all Laws respecting employment practices, except where the failure to so comply would not have a Material Adverse Effect. To the Knowledge of Seller, no employee of the Business has provided to Seller (or any Affiliate of Seller) written notice of such employee’s intent to terminate his or her employment with the Business after the date hereof.

Section 3.23 No Brokers. Neither Seller nor any Person acting on behalf of Seller has agreed to pay to any Person any commission, finder’s or investment banking fee, or similar payment in connection with this Agreement or the transactions contemplated thereby, nor has Seller or any Person acting on behalf of Seller, taken any action on which a claim for any such payment could be based.

Section 3.24 Operations in Ordinary Course of Business. Since December 31, 2008, Seller has operated and conducted the Business in the ordinary and usual course consistent with past practices. Since December 31, 2008, there has been no material adverse change in the financial condition, assets, liabilities, or operations of the Business, nor have any events occurred, nor to the Knowledge of Seller do there exist any circumstances, which would constitute, either before or after the Closing, any such change. Without limiting the generality of the foregoing, since December 31, 2008, Seller has not:

(a) sold, assigned, leased or transferred any of their assets, which are material to the Business singly or in the aggregate, other than assets sold or disposed of in the ordinary course of business, consistent with past practice;

(b) canceled, terminated, amended, modified or waived any material term of any Contract relating to the Business to which either of them is a party or by which either of them or any of their assets is bound providing for aggregate annual revenues to Seller in excess of $25,000;

(c) (i) increased the base compensation payable or to become payable to any of its employees or independent contractors, except for normal periodic increases in such base compensation in the ordinary course of business, consistent with past practices (including, without limitation, past practices with respect to amounts and timing), (ii) granted, made or accrued any loan, bonus, fee, incentive compensation (excluding sales commissions), service award or other like benefit, contingently or otherwise, to or for the benefit of any of its employees or independent contractors, except in the ordinary course of business consistent with past practices (including, without limitation, past practices with respect to amounts and timing), or (iii) entered into any new employment, collective bargaining or consulting agreement or caused or suffered any written or oral termination, cancellation or amendment thereof (except for Assumed Contracts or with respect to any employee at will without a written agreement);

(d) executed any lease for real or personal property for the Business or incurred any Liability therefor except as otherwise disclosed herein;

(e) suffered any damage, destruction or loss (whether or not covered by insurance) affecting the Business or any assets used in the Business that exceeds $25,000 in any one instance or $100,000 in the aggregate; or

(f) mortgaged or pledged, or otherwise made or suffered any Lien (other than any Permitted Encumbrance) on, any material asset of the Business or group of assets that are material in the aggregate to the Business.

Section 3.25 Full Disclosure. None of the representations and warranties made by Seller in this Agreement (including the Schedules hereto) or in any document delivered to Buyer by or on behalf of Seller pursuant to Section 7.1, contains any untrue statement of a material fact, or omits any material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

Section 3.26 No Other Representations or Warranties. Except as expressly stated in this Agreement, Seller makes no other representation or warranty of any kind whatsoever.

ARTICLE IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller, both as of the date hereof and as of the Effective Time, as follows:

Section 4.1 Authority.

(a) Each of StoneMor LLC and Plymouth is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The execution, delivery and performance of this Agreement by StoneMor LLC and Plymouth have been duly authorized and consented to by the Board of Managers of such Person, and no other or additional consent or authorization on the part of such Person is required in connection therewith. The consummation of the transactions contemplated by this Agreement will not result in a breach, violation or default by StoneMor LLC or Plymouth of or under any judgment, decree or Contract applicable to any of them except to the extent that any such breach, violation or default would not reasonably be expected to have a material adverse effect on the ability of StoneMor LLC and Plymouth to perform their obligations hereunder.

(b) Upon execution and delivery hereof, this Agreement shall constitute the valid and binding obligation of StoneMor LLC and Plymouth, enforceable against each of them in accordance with its terms.

Section 4.2 Intentionally Omitted.

Section 4.3 No Brokers. Neither Buyer, nor any Person acting on behalf of Buyer, has agreed to pay a commission, finder’s or investment banking fee, or similar payment in connection with this Agreement or any matter related hereto to any Person, nor has any such Person taken any action on which a claim for any such payment could be based.

Section 4.4 Knowledge of Seller Breach. Except as disclosed to Seller in writing, none of the Buyer Representatives (as defined below) have actual knowledge of a breach by Seller of any representation or warranty contained in Article III, or any covenant or agreement to be performed or complied with by Seller in accordance with this Agreement prior to the Effective Time. For purposes of this Section 4.4, the term “Buyer Representative” means Paul Waimberg, Frank Milles, Michael Stache, Gregg Strom, Alan Fisher, Ken Lee, Penny Casey and Tim Yost, and such persons shall be deemed to have actual knowledge of any breach referred to in the preceding sentence of which any individual assigned by a third-party representative or advisor of Buyer to provide substantial services in connection with the transaction contemplated hereby has actual knowledge.

Section 4.5 No Other Representations or Warranties. Except as expressly stated in this Agreement, Buyer makes no other representation or warranty of any kind whatsoever.

ARTICLE V

Covenants

Section 5.1 Access to Business. From and after the date of this Agreement, Seller will give Buyer and its representatives full and free access to all properties, Contracts, books and records of the Business so that Buyer may have full opportunity to make such investigation as it shall desire to make of the affairs of the Business, including, without limitation, the conduct of any environmental investigations or assessments, provided that (i) such investigation or assessment shall not unreasonably interfere with the operations of the Business, and (ii) prior to Buyer or any of its representatives or contractors contacting any Location or Location personnel, Buyer shall first communicate with and receive approval from Michael Lehmann, which approval shall not be unreasonably withheld. Seller agrees to furnish to Buyer and its representatives all data and information of a financial or operational nature concerning the Acquired Assets and the Business that may be reasonably requested by them to conduct a complete and thorough due diligence review of the Acquired Assets, the Business and the employees of the Business. In furtherance and not in limitation of the foregoing, Seller agrees to fully cooperate with Buyer as reasonably requested and as reasonably necessary in connection with the arrangement of any debt financing required by Buyer to consummate the transaction contemplated by this Agreement; provided, however, such cooperation shall impose no monetary obligation on Seller.

Section 5.2 Conduct of Business Pending Closing. From and after the date of this Agreement until the Closing, and except as otherwise permitted by this Agreement or as consented to by Buyer in writing, Seller covenants that:

(a) Seller will conduct the Business only in the ordinary course consistent with past practices, which shall include, without limitation, compliance in all material respects with all applicable Laws and the maintenance in force of all insurance policies;

(b) Seller shall maintain the Acquired Assets in their current state of repair, excepting normal wear and tear and use their commercially reasonable efforts to protect the goodwill of the Business and to maintain for the Business the current relationships with suppliers and customers of the Business and others having business relations with the Business;

(c) Seller shall use its commercially reasonable efforts to ensure that key employees and key independent contractors continue their association with the Business through the Closing Date; and

(d) Seller shall not engage in any practice, take, fail to take, or omit any action, or enter into any transaction, (i) of the kind described in Section 3.24 or (ii) which would make any of the representations and warranties in Article III not true.

Section 5.3 Consents and Licenses. Each of Seller will use its commercially reasonable efforts to obtain, satisfy or make, prior to the Closing, all Required Consents.

Section 5.4 Cooperation Regarding Publicity. Neither Seller nor Buyer shall make any press release or other public announcement or filing regarding the transactions contemplated herein without prior consultation and coordination with the other party(ies) hereto, so that the business interests of all are properly served. Notwithstanding the foregoing or anything else to the contrary, Seller and its Affiliates on the one hand, and Buyer and its Affiliates on the other hand, may make one or more public announcements or filings in connection with the transactions contemplated by this Agreement to the extent that such announcement or filing is reasonably required for the party making such announcement or filing (or any of such party’s Affiliates) to avoid Liability under applicable

Laws; provided, however, that the party making such announcement or filing shall notify the other party(ies) hereto, if reasonably possible, at least three business days prior to making such filing.

Section 5.5 Title to Real Estate. Buyer has obtained (and provided copies to Seller), one-half at Buyer’s expense and one-half at Seller’s expense, a commitment for title insurance in an aggregate amount equal to the portion of the Closing Purchase Price deemed allocated to the Real Property as reflected on the Statement of Allocation from the Title Company, showing title to the Real Property to be held in fee simple and good, marketable and vested in Seller subject to the liens, claims and encumbrances, easements, rights-of-way, reservations, restrictions, outstanding mineral interests and other matters affecting the Real Property or the title thereto (i) identified on Schedule 1, or (ii) otherwise constituting Permitted Encumbrances. At Closing or soon thereafter as practicable, the Title Company shall issue, one-half at Buyer’s expense and one-half at Seller’s expense, its title insurance policy(ies) consistent with its previous title commitment(s) approved by Buyer.

Section 5.6 Inspections. Buyer and Seller acknowledge that Buyer has performed and obtained inspections and surveys of the Real Property at Buyer’s expense.

Section 5.7 Delivery of Seller Schedules. On or before the fifth (5) business day preceding the Closing Date, the Seller shall deliver to Buyer Schedule 1 through and including Schedule 10 to this Agreement on a compact disk (the “Seller Schedules”). Such delivery shall constitute Seller’s certification that the Seller Schedules, which shall thereupon be incorporated herein by reference, conform to the requirements of the Agreement. Each such Schedule shall set forth true, accurate, and complete information as to the matters set forth in the respective Sections of the Agreement herein, all as of the date of such delivery, unless otherwise indicated thereon.

Section 5.8 Satisfaction of Pre-Closing Covenants. Seller and Buyer shall use their commercially reasonable efforts to satisfy at or prior to Closing all of the covenants and agreements to be performed or complied with by each of them, respectively, pursuant to this Agreement at or prior to Closing.

Section 5.9 Post Closing Access.

(a) For a period of eight (8) years from the Closing Date, Seller shall retain and make available to Buyer for any lawful purpose, upon reasonable notice and at reasonable times, Seller’s Tax records, general ledgers and other books of original entry, and original payroll records with respect to periods prior to the Effective Time. If Seller ceases to conduct operations prior to the end of such eight-year period, Seller shall give Buyer 60 days’ prior written notice and an opportunity to accept (without charge to Buyer) from Seller a transfer of such books and records, and if Buyer elects not to accept such books and records, the Seller’s obligations under this paragraph (a) shall cease.

(b) For a period of eight (8) years from the Closing Date, Buyer shall retain and make available to Seller for any lawful purpose, upon reasonable notice and at reasonable times, the books and records of the Business with respect to periods prior to the Effective Time and to actions and events after the Effective Time, to the extent they relate to periods prior to the Effective Time. If Buyer ceases to conduct operations prior to the end of such eight-year period, Buyer shall give Seller 60 days’ prior written notice and an opportunity to accept (without charge to Seller) from Buyer a transfer of such books and records from Buyer, and if Seller elects not to accept such books and records, Buyer’s obligations under this paragraph (b) shall cease.

(c) After the Closing, for a period of 30 days, Buyer shall provide and allow Seller reasonable access, at such times as are mutually agreed upon in advance by Seller, and Buyer, to the facilities in which the Business is conducted as reasonably necessary to collect and remove the Excluded Assets; provided, however, Buyer’s employees shall not be obligated to physically assist in the collection and removal of Excluded Assets and in no event shall such collection and removal of Excluded Assets unreasonably disrupt or interfere with the operations of the Business, and provided, further that, Seller, jointly and severally, shall fully indemnify Buyer for any and all Losses arising from or relating to Seller’s collection and removal of the Excluded Assets.

(d) Within 45 days following the Closing, Buyer will remove from all computers located at any of the Locations all Seller proprietary software using “F disks” and instructions provided by Seller transition personnel. Additionally, within the same 45-day period, all Seller-held software licenses for non-proprietary software will be terminated by and/or otherwise transferred to Buyer as a result of Buyer communication directly with applicable software vendors/owners.

Section 5.10 Tax Matters.

(a) Seller shall be responsible for preparing and filing, at Seller’s expense, as applicable, within the times and in the manner prescribed by law (subject, however, to filing under any extension) all Tax Returns of Seller, as applicable, for all Tax periods.

(b) Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax proceeding relating to: (i) the Acquired Assets; (ii) the Business; or (iii) the transactions contemplated by this Agreement. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any Tax audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees to retain all books and records with respect to Tax matters pertinent to Seller relating to any taxable period beginning before the Closing Date until the longer of (x) sixty (60) days after the expiration of the statute of limitations of the respective taxable periods or (y) eight years, and to abide by all record retention agreements entered into with any Taxing Authority.

(c) Seller and Buyer agree, upon request, to use their commercially reasonable efforts to obtain any ruling, certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed solely with respect to the transactions contemplated by this Agreement.

Section 5.11 Employees.

(a) Buyer may, but shall not be obligated to, offer employment to any employees of the Business on such terms and conditions as Buyer may determine. Seller shall retain all obligations and liabilities arising on or prior to the Effective Time in respect of its current and former employees under any and all employee benefit plans, policies or practices of each of Seller or any of its Affiliates and applicable Laws. Prior to the Closing, Buyer shall notify Seller of those employees of the Business to whom Buyer expects to make an offer of employment. Buyer shall not assume or otherwise be responsible for any obligation or liability of employee benefit plans, policies or practices of Seller or any of its Affiliates, or from any employee’s employment with or termination of employment by Seller or any Affiliate of Seller at or prior to the Closing.

(b) Seller (or any of its Affiliates), as applicable, shall be responsible for providing health benefit continuation coverage under Section 162(k) and Section 4980B of the Code with respect to (i) any former employee of Seller (or any of its Affiliates) and any other qualified beneficiary under any group health plan who as of the Closing is receiving or is eligible to receive such continuation coverage, and (ii) any employee of the Seller (or any of its Affiliates) and any qualified beneficiary with respect to such employee.

(c) Seller shall be responsible for, and shall comply with, any and all WARN Act obligations relating to periods prior to Closing or associated with, or incurred as a result of, the transactions contemplated by this Agreement.

Section 5.12 No Solicitation; Notification.

(a) No Solicitation. Prior to Closing, Seller shall not, and Seller shall cause its representatives (including, without limitation, investment bankers, attorneys and accountants), employees, directors, members, partners and other Affiliates not to, directly or indirectly, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person other than Buyer and its representatives concerning any sale of all or any portion of the assets of the Business of, or of any shares of capital stock or other units of equity interests in Seller, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving Seller that encompasses any portion of the Business or the Acquired Assets (each such transaction being referred to herein as a “Proposed Acquisition Transaction”). Each of Seller hereby represents and warrants that it is not now engaged in discussions or negotiations with any party other than Buyer with respect to any Proposed Acquisition Transaction. Seller shall not, and Seller shall cause its representatives (including, without limitation, investment bankers, attorneys and accountants), employees, directors, members, partners and other Affiliates not to, agree to release any third party from, or waive any provision of, any confidentiality or standstill agreement that relates in any way to all or a portion of the Business.

(b) Notification. Seller shall (i) immediately notify Buyer if any written offer, inquiry or proposal is made or given to Seller (or any of its Affiliates) with respect to any Proposed Acquisition Transaction, and (ii) promptly provide Buyer with a copy of any such offer, proposal or inquiry; provided, however, that no such notice hereunder shall relieve Seller of its respective obligations under Section 5.14(a).

Section 5.13 Confidentiality. The parties acknowledge that the transactions described herein are of a confidential nature and shall not be disclosed except to consultants, advisors, lenders or other financial sources and Affiliates, or as required by Law, until such time as the parties make a public announcement regarding the transaction as provided hereunder. In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, each party acknowledges that it has had, and will continue to have, access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not disclose such information, except to its advisors, consultants and other representatives and to Affiliates, or as required by Law, in connection with the transactions contemplated hereby. Notwithstanding the foregoing, Buyer may disclose this Agreement and the information and data in Buyer’s possession in connection herewith to its lenders, but shall advise them of the requirement to maintain the confidentiality of such information and data. This Section 5.13 shall not apply to any information that is (a) in the public domain through no fault on the part of the receiving party hereto or any of their Affiliates or the employees, agents or representatives of such party or any of its Affiliates, or (b) learned or discovered through any independent source that is not obligated to maintain such information as confidential. Because of the difficulty of measuring economic loss as a result of a breach of the foregoing covenants in this Section 5.13, and because of the immediate and irreparable damage that would be caused for which there may be no other adequate remedy at law, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants in this Section 5.13, such covenants may be enforced against them by injunction or restraining order.

Section 5.14 Cooperation Regarding Financial Information. After the Closing, without limiting the generality of any other provision of this Agreement, and without further consideration, Seller shall, and shall cause its respective Affiliates to, provide reasonable cooperation (including reasonable access to Seller’s files, records and employees) to Buyer and its agents and representatives (including Buyer’s external auditors) in connection with the preparation of financial statements and financial information and disclosures relating to the Business and the Acquired Assets, including, without limitation, disclosures required under Items 2.01 and 9.01 of Form 8-K adopted by the Securities and Exchange Commission (“SEC”), including all requirements for pro forma financial information.

Section 5.15 Further Assurances. From time to time after the Closing, at the request of Buyer, and without further consideration but at no cost to Seller, Seller will execute and deliver such additional documents and will take such other actions as Buyer reasonably may request to more fully and absolutely convey, assign, transfer, deliver and vest in Buyer title to the Acquired Assets and the Business and to otherwise carry out the terms of this Agreement.

Section 5.16 Notice of Breaches. Seller shall give prompt notice to Buyer in writing of (a) the occurrence, or failure to occur, of any event, which occurrence or failure causes or would reasonably be expected to cause any representation or warranty of Seller contained in this Agreement or in any Exhibit or Schedule hereto to be untrue or inaccurate, (b) any Material Adverse Effect, and (c) any failure of Seller or any of its respective Affiliates, shareholders or representatives to comply with, perform or satisfy any covenant, condition or agreement to be complied with, performed by or satisfied by them under this Agreement or any Exhibit or Schedule hereto; and if after receiving such disclosure Buyer shall elect to proceed with the Closing, such disclosure shall be deemed to cure, and shall relieve Seller of any Liability with respect to any breach of, or failure to satisfy, any representation, warranty, covenant, condition or agreement hereunder to the extent such breach or failure was fully and accurately described in such disclosure.

Section 5.17 Casket Supply Agreement. Flint, Sunrise and Hillcrest are each parties to an agreement (collectively, the “Casket Supply Agreement”) entered into with the Universal Casket Company of Mt. Morris, Michigan (“Universal”) sometime in 1990. Under the terms of the Casket Supply Agreement, Universal remains obligated to deliver 1165 caskets to Flint, 89 caskets to Sunrise, and 98 caskets to Deepdale Memorial Gardens, a location owned by Hillcrest. The Michigan Sellers and SCI, pursuant to the Michigan Asset Purchase and Sale Agreement, propose to assign their rights under the Casket Supply Agreement with the consent of Universal to the Michigan Buyers, and the Michigan Buyers agree to accept such assignment subject to the provisions hereof. The Michigan Sellers and SCI agree to provide replacement caskets or otherwise assist the Michigan Buyers in obtaining replacement caskets in the event Universal does not perform in accordance with the terms of the Casket Supply Agreement and to reimburse the Michigan Buyers for out of pocket costs incurred as a result of the failure of Universal to perform in accordance with the terms of the

Casket Supply Agreement; provided, however, the Michigan Sellers shall incur no liability under this Section until costs incurred by the Michigan Buyers exceed $10,000 in the aggregate.

ARTICLE VI

Conditions Precedent to Closing

Section 6.1 Conditions to Seller Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or before the Closing of the following conditions, any one or more of which may be waived by Seller at its option:

(a) the representations and warranties of Buyer contained in this Agreement shall be true and correct, both on the date of this Agreement and at and as of the Closing, except for representations or warranties made as of some other specified date, which as of the Closing shall remain true and correct as of such specified date;

(b) Buyer shall have discharged, performed or complied with, in all material respects, all covenants and agreements contemplated by this Agreement to be performed or complied with by Buyer at or prior to the Closing; and

(c) Buyer shall have delivered, or caused to be delivered, to Seller each of the documents required by Section 7.2.

Section 6.2 Conditions to Buyer Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or before the Closing of the following conditions, any one or more of which may be waived by Buyer at its option:

(a) the representations and warranties of Seller contained in this Agreement shall be true and correct, both on the date of this Agreement and at and as of the Closing, except for representations or warranties made as of some other specified date, which as of the Closing shall remain true and correct as of such specified date;

(b) Seller shall have discharged, performed or complied with, in all material respects, all covenants and agreements contemplated by this Agreement to be performed or complied with by Seller at or prior to the Closing;

(c) Seller shall have delivered, or caused to be delivered, to Buyer each of the documents required by Section 7.1;

(d) There shall have been no material adverse change in the condition (financial, physical or otherwise) of the assets, commercial relationships, business or operations of the Business or the Acquired Assets from and after December 31, 2008;

(e) No Law, order or judgment shall have been enacted, entered, issued or promulgated by any Governmental Authority, arbitrator or mediator, which challenges, or seeks to prohibit, restrict or enjoin the consummation of the transactions contemplated hereby, nor shall there be pending or threatened, any action, suit or proceeding by or before any Governmental Authority, arbitrator or mediator, challenging any of the transactions contemplated by this Agreement, seeking monetary relief by reason of the consummation of such transactions or seeking to effect any material divestiture or to revoke or suspend any material Contract or Permit of the Business by reason of any or all of the transactions contemplated by this Agreement;

(f) Buyer shall have obtained all required Permits for the operation of the Business;

(g) All Required Consents shall have been made, obtained or given, including without limitation, those of Buyer’s existing lenders, and such Consents shall be in full force and effect;

(h) Buyer shall have received the Seller Schedules and such Seller Schedules shall not be different from the information that was contained on the Bowne Data Room(s) containing information regarding the Business and accessible to Buyer, as that information existed on December 20, 2009, to such an extent that the difference would (in the reasonable judgment of a third party) have a Material Adverse Effect on the value of the Business to be purchased hereunder; and

(i) The closing of the transactions contemplated by the Michigan Asset Purchase and Sale Agreement.

ARTICLE VII

Closing Deliveries

Section 7.1 Seller’s Closing Deliveries. At the Closing, Seller will deliver to Buyer the following documents, duly executed as required, and each in form and substance reasonably acceptable to Buyer and its counsel:

(a) motor vehicle transfer/tax forms transferring the automobiles comprised in the Acquired Assets to Buyer, free and clear of all Liens (one for each automobile) and duly endorsed certificates of title for the automobiles evidencing that title to such vehicles are held in Buyer and are free and clear of all Liens (one for each automobile); provided, however, that as to all such vehicles which are covered by leases from Wheels, Inc., as referenced above, Buyer recognizes that Wheels, Inc. will cause new certificates of title to be issued and delivered to Buyer after Closing according to the standard procedures of the applicable states regarding such matters;

(b) a bill of sale conveying the applicable Acquired Assets to Buyer, in form and substance reasonably acceptable to Buyer;

(c) an Assignment and Assumption Agreement assigning to Buyer all of the Assumed Contracts;

(d) a certificate of Seller to the effect that the conditions set forth in Sections 6.2(a) and (b) hereof have been satisfied;

(e) a certificate of Seller to the effect that Seller is not a foreign person within the meaning of Section 1445 of the Code (or any comparable law);

(f) Special Warranty Deeds conveying to Buyer title in fee simple to the Real Property;

(g) fully executed counterparts of any and all required transfer tax forms;

(h) such title affidavits, opinions and indemnities as may be requested by the Title Company to issue the policy to Buyer;

(i) all other bills of sale, deeds, leases, transfers, assignments, acts, things and assurances as may be required in the reasonable opinion of Buyer for more perfectly and absolutely assigning, transferring, conveying, assuring to and vesting in Buyer title to the Acquired Assets free and clear of all Liens;

(j) copies of all Required Consents, duly executed by the Person from whom consent is required to be obtained;

(k) an estoppel certificate from Plymouth Packaging, Inc. relating to its lease of a portion of the Location; and

(l) such other documents as may be reasonably required to consummate the transaction contemplated hereunder.

Section 7.2 Buyer’s Closing Deliveries. At the Closing, Buyer will deliver to Seller the following:

(a) in the form and manner specified in Section 1.3 hereof, the Closing Purchase Price, as adjusted pursuant to this Agreement;

(b) Intentionally Omitted;

(c) a certificate of Buyer, signed by an executive officer thereof, to the effect that the conditions set forth in Sections 6.1(a) and (b) hereof have been satisfied; and

(d) such other documents as may be reasonably required to consummate the transaction contemplated hereunder.

ARTICLE VIII

Survival of Representations, Warranties and Covenants; Indemnification; Enforcement of Agreement

Section 8.1 Nature of Representations. For purposes of this Agreement, the contents of all Exhibits, certificates, Schedules, and other items incorporated herein by reference shall, in addition to the representations, warranties and covenants made in this Agreement, constitute representations, warranties, and covenants made in this Agreement by Seller or Buyer, as the case may be.

Section 8.2 Survival of Representations, Warranties, and Covenants. The representations, warranties, and covenants of the parties made in this Agreement shall survive the Closing, without regard to any investigation by the parties with respect thereto, as follows:

(a) The representations and warranties set out in Sections 3.1 (Organization, Standing; Authorization; Capacity)), 3.3 (Tax Matters), 3.5(a) (Title to Acquired Assets), 3.10 (Real Estate Taxes), 3.23 (No Brokers) and 4.1 (Authority) (claims with respect to any of the foregoing representations and warranties referred to herein as “Special Claims”), and the indemnification obligations of the parties with respect to breaches of such representations and warranties, shall survive for a period equal to the statute of limitations pertaining thereto;

(b) All other representations and warranties made in this Agreement, and the indemnification obligations of the parties with respect to breaches of such representations and warranties, shall survive for a period of two (2) years after the Closing;

(c) Any claims, actions or suits that either the Seller, on the one hand, or the Buyer, on the other hand, may have against the other that arise from any actual fraud on the part of such other party in connection with this Agreement or the transactions contemplated hereunder, shall continue in full force and effect without limitation;

(d) All covenants and agreements made in this Agreement, and the indemnification obligations of the parties with respect to breaches of such covenants and agreements, shall survive for a period equal to the statute of limitations or the period of time specified herein for a particular covenant or agreement; provided, however that the covenants contained in Section 5.15 (Further Assurances) and the indemnification obligations of the parties with respect to breaches thereof, shall survive the Closing indefinitely; and

(e) Notwithstanding the foregoing or anything else to the contrary, if any claim or proceeding is to be made or brought by an Indemnitee (as defined in Section 8.8) within the applicable time period set forth above in this Section 8.2, such claim, and the representation, warranty and/or covenant alleged to have been breached in such claim or proceeding, and all indemnification obligations of the parties with respect thereto, shall survive until the final resolution of such claim by settlement, arbitration, litigation or otherwise.

Section 8.3 Indemnification by Seller.

(a) Seller, jointly and severally, agrees to indemnify and hold each Indemnitee (as defined in Section 8.8), harmless from all Losses incurred, suffered or paid, directly or indirectly, as a result of or arising out of:

(i) any breach or default in the performance by Seller of any covenant or agreement of Seller contained in this Agreement or any related document executed pursuant hereto;

(ii) any breach of warranty or inaccurate or erroneous representation made by Seller herein (except to the extent that a Buyer Representative had actual knowledge thereof in breach of Section 4.4);

(iii) any Retained Liabilities;

(iv) any Taxes of Seller, including, without limitation, (A) Transfer Taxes; and (B) the portion of real and personal property Taxes for which Seller is liable for pursuant to Section 1.7; and

(v) any unpaid Taxes of any Person including under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor of Seller, by Contract or otherwise.

(b) Notwithstanding anything herein to the contrary, Buyer shall have no claim for indemnification hereunder until the total amount of all Losses incurred which would otherwise be subject to indemnification hereunder, including Losses incurred by Seller and the Michigan Sellers in connection with the Michigan Asset Purchase and Sale Agreement, exceeds $200,000 and then only to the extent of such excess, but in no event shall the aggregate amount of all Losses subject to indemnification under this Section 8.3 exceed the Closing Purchase Price; provided, however, that the amounts set forth in this Section 8.3(b) shall not apply to any Losses resulting from or arising out of, directly or indirectly, (i) any Special Claims, (ii) claims under Sections 8.3(a)(i), 8.3(a)(iii) (other than the Retained Liabilities identified in Section 1.5(b)(vi)), 8.3(a)(iv) or 8.3(a)(v) or (iii) claims arising from any actual fraud on the part of Seller, as to each of which Seller shall have liability for the entire amount of such Loss without any limitation; and

(c) Except as provided in Section 8.7, the indemnification obligations of Seller hereunder shall be the exclusive remedy of Buyer with respect to any matter subject to indemnification hereunder.

(d) Seller will be entitled to receive as a credit against any indemnification amount owing to Buyer hereunder an amount equal to the net proceeds of any insurance policy actually received by Buyer for any Loss for which Seller agreed to indemnify Buyer under this Section 8.3.

Section 8.4 Indemnification by Buyer.

(a) Buyer agrees to indemnify and hold each Indemnitee (as defined in Section 8.8) harmless from all Losses incurred, suffered or paid, directly or indirectly, as a result of or arising out of:

(i) any breach or default in the performance by Buyer of any covenant or agreement of Buyer contained in this Agreement or any related document executed pursuant hereto;

(ii) any breach of warranty or inaccurate or erroneous representation made by Buyer herein (except to the extent that Seller had actual knowledge thereof prior to the Closing); and

(iii) the failure of Buyer to fully pay and discharge as and when same are due the Assumed Liabilities or any of the obligations, liabilities and/or duties relating to or arising from the Business from and after the Effective Time.

(b) Except as provided in Section 8.7, the indemnification obligations of Buyer hereunder shall be the exclusive remedy of Seller with respect to any matter subject to indemnification hereunder.

(c) Buyer will be entitled to receive as a credit against any indemnification amount owed to Seller hereunder an amount equal to the net proceeds of any insurance policy actually received by Seller for a Loss for which the Buyer agreed to indemnify Seller under this Section 8.4.

Section 8.5 Defense of Claims; Payment.

(a) Any Indemnitee seeking indemnification with respect to any actual or alleged Loss shall give notice to the applicable Indemnitor within the applicable survival period set forth in Section 8.2. If any claim, suit, demand or action is asserted or threatened by a third party (“Claim”) after the Closing Date for which an Indemnitor may be liable under the terms of Article VIII, then the Indemnitee shall notify the Indemnitor within thirty (30) days after such Claim is known to the Indemnitee (provided, however, that failure to provide such notice will not affect the Indemnitee’s rights to indemnity hereunder from Indemnitor, unless the Indemnitee can show actual material prejudice resulting from such failure and then only to the extent of such actual material prejudice) and shall give the Indemnitor a reasonable opportunity: (i) to take part in any examination of any books and records; (ii) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee; (iii) to take all other required steps or proceedings to settle or defend any such Claim; and (iv) to employ counsel to contest any such Claim in the name of the Indemnitee or otherwise (except as set forth below in Section 8.5(b)).

(b) If the Indemnitor intends to assume the defense of such Claim, it shall give written notice of such intention to the Indemnitee within 15 days after Indemnitor first receives written notice of such Claim, whereupon Indemnitee shall permit, and Indemnitor shall assume, the defense of any such Claim, through counsel reasonably satisfactory to the Indemnitee. Notwithstanding the foregoing, the Indemnitee may participate in such defense of such Claim (with one or more counsel of its own choice) at its own expense, provided, however, that if the parties to any such Claim (including any impleaded parties) include both the Indemnitor and the Indemnitee, and the Indemnitor shall have been advised in writing by counsel for the Indemnitee that there may be one or more defenses available to the Indemnitee that are not available to the Indemnitor or legal conflicts of interest pursuant to applicable rules of professional conduct between the Indemnitor and the Indemnitee, the Indemnitor shall not have the right to assume the defense of such Claim on behalf of the Indemnitee and the fees and expenses of one such separate counsel employed by the Indemnitee shall be at the expense of the Indemnitor.

(c) If the Indemnitor fails to assume the defense of any Claim within 15 days after Indemnitor first receives written notice of such Claim, the Indemnitee may defend against such Claim in such manner as it may deem appropriate (provided that the Indemnitor may participate in such defense at its own expense) and a recovery against the Indemnitee in such Claim for damages suffered by it in good faith, shall be conclusive in its favor against the Indemnitor.

(d) The Indemnitor shall not, without the written consent of the Indemnitee, settle or compromise any Claim or consent to the entry of any judgment with respect thereto which does not include, as an unconditional term thereof, the giving to the Indemnitee a release by all other participants from all liability in respect of such Claim. Unless the Indemnitor shall have elected not to assume the defense of any claim subject to Article VIII or, after reasonable written notice of any Claim that is subject to the indemnification provisions of this Article VIII shall have failed to assume or participate in the defense thereof, the Indemnitee may not settle or compromise such Claim without the written consent of the Indemnitor, such consent not to be unreasonably withheld.

(e) Upon determination of the amount due to an Indemnitee (“Indemnification Amount”) in connection with any matter for which indemnification is sought under this Article VIII (“Indemnification Matter”) (whether by agreement between the Indemnitor and the Indemnitee or after a settlement agreement is executed or a final judgment or order is rendered by an arbitrator or court of competent jurisdiction with respect to the Indemnification Matter), the Indemnitor shall promptly (and in any event, not later than 10 days after such determination) pay the Indemnification Amount, in cash, to the Indemnitee. Any Indemnification Amount that is not paid in full within 10 days after final determination of the Indemnification Amount as set forth above, such unpaid amount shall thereafter accrue interest through the date of payment at the prime rate as reported in The Wall Street Journal, Eastern Edition for the date of such final determination.

Section 8.6 Dispute Resolution.

(a) Except as provided in Section 8.6(g), any and all disputes among the parties to this Agreement (defined for the purpose of this provision to include their respective officers,

directors, managers, members, partners, shareholders, agents and/or other Affiliates) arising out of or in connection with the negotiation, execution, interpretation, performance or nonperformance of this Agreement and the transactions contemplated herein shall be solely and finally settled by arbitration, which shall be conducted in such city in Michigan as the parties shall mutually agree, or if they are unable to agree, in Wilmington, Delaware, by a single arbitrator selected by the parties. The arbitrator shall be a lawyer familiar with business transactions of the type contemplated in this Agreement who shall not have been previously employed by or affiliated with any of the parties hereto. If the parties fail to agree on the arbitrator within thirty (30) days of the date one of them invokes this arbitration provision, either party may apply to the American Arbitration Association to make the appointment.

(b) The parties hereby renounce all recourse to litigation and agree that the award of the arbitrator shall be final and subject to no judicial review. The arbitrator shall conduct the proceedings pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as now or hereafter amended (the “Rules”).

(c) The arbitrator shall decide the issues submitted (i) in accordance with the provisions and commercial purposes of this Agreement, and (ii) with all substantive questions of Law determined under the Laws of the State of Delaware (without regard to its principles of conflicts of laws). The arbitrator shall promptly hear and determine (after giving the parties due notice and a reasonable opportunity to be heard) the issues submitted and shall render a decision in writing within six (6) months after the appointment of the arbitrator. No fees shall be paid to the arbitrator with respect to services rendered by the arbitrator after the elapse of six (6) months after the appointment of the arbitrator.

(d) The parties agree to facilitate the arbitration by (i) conducting arbitration hearings to the greatest extent possible on successive days, and (ii) observing strictly the time periods established by the Rules or by the arbitrator for submission of evidence or briefs.

(e) The parties shall share equally the fees and expenses of the arbitrator.

(f) Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against which enforcement of the award is being sought and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award.

(g) The parties hereto agree that the provisions of this Section 8.6 shall not be construed to prohibit any party from obtaining, in the proper case, specific performance or injunctive relief in any court of competent jurisdiction with respect to the enforcement of any covenant or agreement of another party to this Agreement as provided herein.

Section 8.7 Enforcement of Agreement. Each party hereto acknowledges that irreparable damage would result if this Agreement is not specifically enforced. Therefore, the covenants, agreements, rights and obligations of the parties under the Agreement, including, without limitation, their respective rights and obligations to sell and purchase the Acquired Assets and the Business and the rights and obligations of the parties under Articles V, VIII and X, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Each party hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense that a remedy at law may be adequate in any action for specific performance hereunder.

Section 8.8 Definitions.

(a) In the case of a claim of indemnification brought pursuant to Section 8.3, “Indemnitee” shall mean Buyer and Buyer’s Affiliates and the directors, officers, partners, members, managers, employees, successors and assigns of Buyer or any of its Affiliates, and in the case of a claim of indemnification brought pursuant to 8.4, it shall mean Seller and its Affiliates and the directors, officers, partners, members, managers, employees, successors and assigns of Seller or any of its Affiliates.

(b) In the case of a claim of indemnification brought pursuant to Section 8.3, “Indemnitor” shall mean Seller, and in the case of a claim of indemnification brought pursuant to Section 8.4, it shall mean Buyer.

Section 8.9 Cooperation.

(a) If Buyer or Seller submits to an insurance carrier for any of their respective insurance policies, a claim arising from or relating to a claim or action by a third party which may otherwise be subject to indemnification pursuant to Section 8.3 or Section 8.4, as the case may be, and if such insurance carrier agrees to defend such claim, then the defense of such claim shall be tendered to such insurance carrier and the rights of the parties between themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance carrier.

(b) After the Closing Date, the parties agree to cooperate with each other in connection with the resolution of any on-going or future litigation, regulatory matter, consumer complaint or any other Claim or matter related to the operation of the Business prior to the Closing Date, or for any matter arising after the Closing Date, for which either party may be obligated to indemnify the other (“Litigation Matters”). Cooperation may include, but is not limited to, providing access to books and records related to a Litigation Matter, access to employees who have or may have information related to a Litigation Matter for interview, deposition or trial, or any other reasonable cooperation requested by one party of the other in connection with a Litigation Matter.

ARTICLE IX

Termination of Agreement

Section 9.1 Termination. Except where a right to terminate this Agreement is otherwise specifically provided for herein, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

(a) by mutual consent of Seller and Buyer;

(b) by Buyer, upon written notice to Seller given at any time after June 30, 2010, if any or all of the conditions precedent to Buyer’s obligations hereunder set forth in Section 6.2 hereof have not been met without fault of Buyer; or

(c) by Seller, upon written notice to Buyer given at any time after June 30, 2010, if any or all of the conditions precedent to Seller’s obligations hereunder set forth in Section 6.1 hereof have not been met without fault of Seller; or

(d) by Seller or Buyer upon termination of the Michigan Asset Purchase and Sale Agreement.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 9.1: (a) this Agreement shall become void and have no effect, without any liability on the part of any of the parties except for the provisions of Section 5.15 and except as provided below in this Section 9.2; (b) each party shall return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and (c) no confidential information received by any party with respect to the business of any other party or its Affiliates shall be disclosed to any third party, unless required by Law. Notwithstanding the foregoing or anything else to the contrary, neither Seller nor Buyer shall be relieved of liability under, and as provided in, this Agreement for a breach of this Agreement occurring prior to such termination, or for a breach of any provision of this Agreement which specifically survives termination hereunder.

ARTICLE X

Miscellaneous

Section 10.1 Certain Defined Terms. The following terms shall have the following meanings for purposes of this Agreement, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Affiliate” means, with respect to any Person, one who at such time controls, is controlled by, or is under common control with, such Person.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Consent” means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Authority or other Person.

“Contract” means and includes all contracts, agreements, indentures, leases, franchises, licenses, commitments or legally binding arrangements, express or implied, written or oral.

“Employee Plans” means all employee benefit plans as defined in Section 3(3) of ERISA and all severance, bonus, retirement, pension, profit sharing and deferred compensation plans and other similar material, fringe or employee benefit plans, programs or arrangements, and all material employment or compensation agreements, written or otherwise.

“Environmental Reports” means the Phase I and/or Phase II Environmental Assessment Reports, the Baseline Environmental Assessments and Phase II Limited Subsurface Investigation Reports specifically identified on Exhibit B.

“Environmental Requirements” means all applicable Laws, Permits and similar items of any Governmental Authority relating to the protection of the environment, including all requirements pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Governmental Authority” means any federal, state, local or foreign government or any subdivision, authority, department, commission, board, bureau, agency, court or other instrumentality thereof.

“Hazardous Materials” means any substance: (A) the presence of which requires investigation or remediation under any Law; (B) which is or has been identified as a potential hazardous waste, hazardous substance, pollutant or contaminant under any applicable Law, or (C) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, reactive, or otherwise hazardous and has been identified as regulated by any Governmental Authority.

“Intellectual Property” means all intellectual property and all intellectual property and industrial property rights owned, held or used, including but not limited to (i) inventions, designs, algorithms and discoveries, know-how, methods, and processes, and all enhancements and improvements thereto, whether patentable or unpatentable, and whether or not reduced to practice, and all patents therefor or in connection therewith, whether U.S. or foreign, and all patent applications, patent disclosures, and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof; (ii) trademarks, trade names and service marks, trade dress, logos, fictitious names, internet domain names, slogans, and symbols (collectively, “Trademarks”), and all goodwill and similar value associated with any of the foregoing, and all applications, registrations, and renewals therefor or in connection therewith (collectively, “Trademark Applications”); (iii) mask works, written works (excluding computer software programs and applications and documentation of or for such software programs), audio works, multimedia works, works of authorship, lists, databases and copyrights (whether or not registered) and all registrations and applications for registration and renewals thereof, as well as moral, paternity, and integrity rights; (iv) trade secrets (as such are determined under applicable law), and other confidential business information, including trade secret or confidential technical information, marketing plans, research, designs, plans, methods, techniques, and processes, any and all technology, supplier lists, statistical models, e-mail lists, inventions, databases, and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing; (v) any and all other rights to existing and future registrations and applications for any of the foregoing and any and all rights in or under, or relating to, any of the foregoing, including, without limitation, remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing; and (vi) any and all other intangible proprietary property, information and materials and rights therein and thereto.

“IRS” means the United States Internal Revenue Service.

“Laws” means any laws, statutes, rules, regulations, ordinances, orders, codes, common laws, arbitration awards, judgments, decrees, orders or other legal requirements of any Governmental Authority.

“Liability” means any direct or indirect indebtedness, liability, assessment, expense, obligation or responsibility (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether disputed or undisputed, whether choate or inchoate, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Liens” means any and all liens, mortgages, security interests or other encumbrances.

“Losses” means any and all demands, claims, assessments, judgments, losses, liabilities, damages, costs, and expenses (including interest, penalties, reasonable attorney’s fees and expenses, reasonable accounting fees and investigation costs).

“Material Adverse Effect” means any effect, change or circumstance that, individually or in the aggregate with any other like effect, change or circumstance, is materially adverse to the Business (including with respect to any one particular Location), including, without limitation, the financial condition and the results of operations of the Business.

“Permits” means any licenses, permits, approvals, registrations, certificates (including, but not limited to, certificates of occupancy and any licensure required for the operation of cemeteries) and other evidence of authority.

“Permitted Encumbrances” means (i) liens, encumbrances or restrictions related to taxes not yet due or payable or which are being contested in good faith and for which appropriate reserves have been taken, (ii) any matters shown on the title commitment(s) not objected to by Buyer as provided for in this Agreement or, if objected to by Buyer, later waived by Buyer as provided for in this Agreement and (iii) liens, encumbrances or restrictions that are created by Buyer.

“Person” means any individual, firm, corporation, partnership, trust, estate, association or other entity.

“Pre-/At-Need Contracts” means any Contracts, engagements and commitments, written or oral, relating to the provision or sale by the Business of at need or pre-need cemetery merchandise, properties or services.

“Proceeding” means any suit, action, litigation, investigation, notice of violation, audit, arbitration, administrative hearing or any other similar proceeding.

“Purchase Price” means the Closing Purchase Price plus the assumption of the Assumed Liabilities by Buyer, as adjusted pursuant to and in accordance with the terms and conditions of this Agreement.

“Seller’s Knowledge”, “Knowledge of the Seller” or any other reference to the “Knowledge” of the Seller means the knowledge of (i) Michael Lehmann, Margie Stewart-Runnels, Eileen Farrell, Carla Patrick and Michael Smith and (ii) any other individual who is serving as a director, officer, manager or member of Seller, after reasonable inquiry. For purposes of this definition, the persons referenced in the immediately preceding sentence shall be deemed to have knowledge of matters of which any individual assigned by a third-party representative or advisor of Seller to provide substantial services in connection with the transaction contemplated hereby has actual knowledge.

“Services in Progress” means any “at need” cemetery related services for which a Contract has been entered into, but which have not been completed as of the Effective Time. For purposes of this Agreement, such cemetery related services are complete when the body or remains have been cremated or interred.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer (including, without limitation, realty transfer and burial lot transfer), value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any governmental body or payable under any tax-sharing agreement or any other Contract.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax, including any amendment thereto.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as the same may be amended from time to time.

Section 10.2 Notices. All notices and other communications required or provided for hereunder shall be in writing and shall be deemed to be given:

(a) When delivered personally to the individual, or to an officer of the company, to which the notice is directed;

(b) Three (3) business days after the same has been deposited in the United States mail, sent Certified or Registered mail with Return Receipt Requested, postage prepaid and addressed as provided in this Section; or

(c) One (1) business day after the same has been deposited with a generally recognized overnight delivery service, with receipt acknowledged and with all charges prepaid by the sender addressed as provided in this Section. Except as specifically provided otherwise herein, notices and other communications relating to this Agreement or the transactions contemplated hereby shall be directed as follows:

(1)      if to Seller, to:

President

SCI Michigan Funeral Services, Inc.

1929 Allen Parkway

Houston, Texas 77019

with a copy to:

General Counsel

Service Corporation International

1929 Allen Parkway

Houston, Texas 77019

and if before Closing, also with a copy to:

John Burleson

Pakis, Giotes, Page & Burleson, P.C.

P.O. Box 58

Waco, Texas 76703-0058

(2)      if to Buyer, to:

StoneMor Operating LLC

Attention: Lawrence Miller, President & Chief Executive Officer

311 Veterans Highway, Suite B

Levittown, Pennsylvania 19056

with a copy to:

Blank Rome LLP

Attention: Lewis J. Hoch

One Logan Square

18th & Cherry Streets

Philadelphia, Pennsylvania 19103-6998

or at such other place or places or to such other person or persons as shall be designated by like notice by any party hereto.

Section 10.3 Expenses. Except as otherwise specifically provided in Section 1.7, Section 5.5 and Section 5.6 and any other provision of this Agreement, each party hereto shall pay its own expenses, including without limitation, fees and expenses of its agents, representatives, counsel, auditors, and accountants, incidental to the consideration, negotiation, preparation and carrying out of this Agreement and the transactions contemplated hereby.

Section 10.4 Attorney’s Fees. In the event of any controversy, claim or dispute between or among any of the parties hereto arising out of or relating to this Agreement, or any default or breach or alleged default or breach hereof, each party shall pay its own attorney’s fees, costs and expenses associated with any such action except as provided in Article VIII. If any party hereto shall be joined as a party in any judicial, administrative, or other legal proceeding arising from or incidental to any obligation, conduct or action of another party hereto, the party so joined shall be entitled to be reimbursed by the other party for its reasonable attorney’s fees and costs associated therewith.

Section 10.5 Assignment; Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties, except that prior to Closing, Buyer may assign its rights and obligations hereunder to any one or more of its direct or indirect subsidiaries, provided that any such assignment shall not relieve Buyer from its obligations and liabilities hereunder. Except as provided in Article VIII, nothing in this Agreement, expressed or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

Section 10.6 Entire Agreement; Amendment; Waiver.

(a) This Agreement together with the Schedules and Exhibits hereto and the other agreements and documents delivered, or to be delivered, pursuant to Section 7.1 and Section 7.2 (all of which are hereby incorporated herein by reference) embody the whole agreement of the parties with respect to the subject matter hereof and thereof, and there are no promises, terms, conditions, or obligations other than those contained herein and therein. All previous negotiations between the parties, either verbal or written, not herein contained are hereby withdrawn and annulled. This Agreement, together with the Schedules and Exhibits hereto, supersedes all previous communications, representations, or agreements, either verbal or written, between the parties hereto with respect to the subject matter hereof.

(b) This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each party hereto.

(c) No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective. No waiver by any party of any provision of this Agreement in a particular instance shall be deemed to constitute a waiver of such provision thereafter unless otherwise agreed in writing and signed by the party against whom the waiver is to be effective.

(d) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.7 Severability. If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement. In either case, the balance of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.

Section 10.8 Certain Interpretive Matters. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context otherwise requires, all references in this Agreement to Sections, Articles, Exhibits or Schedules are to Sections, Articles, Exhibits or Schedules of or to this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. The singular form of any word used herein shall be deemed to include the plural form of such word and vice versa. References herein to feminine, masculine or neuter gender shall be deemed to include all genders. As used herein, the words “and” and “or” shall be deemed to mean “and/or” as the context requires. The word “including” (and with correlative meaning, the word “include”) means including without limiting the generality of any description preceding such word.

Section 10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.10 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

[Signature Pages Follow]

In Witness Whereof, the undersigned parties hereto have duly executed this Agreement on the date first above written.

BUYER:

STONEMOR OPERATING LLC, a Delaware limited liability company

PLYMOUTH WAREHOUSE FACILITIES LLC, a Delaware limited liability company

Each by:

/s/ Paul Waimberg
PAUL WAIMBERG, Vice President of Finance

SELLER:

SCI FUNERAL SERVICES, LLC, an Iowa limited liability company

By:

/s/ Michael D. Lehmann
MICHAEL D. LEHMANN, Vice President

SCI MICHIGAN FUNERAL SERVICES, INC., a Michigan corporation

By:

/s/ Michael D. Lehmann
MICHAEL D. LEHMANN, Vice President

SOLELY FOR PURPOSES OF SECTION 5.17:

HILLCREST MEMORIAL COMPANY, a Delaware corporation

SUNRISE MEMORIAL GARDENS CEMETERY, INC., a Michigan corporation

FLINT MEMORIAL PARK ASSOCIATION, a Michigan corporation

Each by:

/s/ Kirk L. Carpenter
KIRK L. CARPENTER, President

SOLELY FOR PURPOSES OF SECTION 5.17:

STONEMOR MICHIGAN LLC, a Michigan limited liability company

STONEMOR MICHIGAN SUBSIDIARY LLC, a Michigan limited liability company

Each by:

/s/ Paul Waimberg
PAUL WAIMBERG, Vice President of Finance

EXHIBIT A

Trade Names

Christian Memorial Warehouse

EXHIBIT B

Environmental Reports

Phase I Environmental Site Assessment Reports

1.	Phase I Limited Subsurface Investigation for Christian Memorial Gardens Warehouse, 350 South Mill Street, Plymouth, Michigan prepared by Vertex Environmental Services, Inc. for StoneMor Partners L.P., dated March 24, 2010.

Baseline Environmental Assessments

1.	Baseline Environmental Assessment for Christian Memorial Gardens Warehouse, 350 South Mill Street, Plymouth, Michigan prepared by Vertex Environmental Services, Inc. for StoneMor Partners L.P., dated March 24, 2010.

Phase II Limited Subsurface Investigation Report

1.	Phase II Limited Subsurface Investigation for Christian Memorial Gardens Warehouse, 350 South Mill Street, Plymouth, Michigan prepared by Vertex Environmental Services, Inc. for StoneMor Partners L.P., dated March 24, 2010.